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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM 15

           Certification and Notice of Termination of Registration
                Under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                       Securities and Exchange Act of 1934

                         Commission File Number 333-47939

                                  FVNB Corp.
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               (Exact name of registrant as specified in its charter)

        101 S. Main St., Suite 508, Victoria, Texas 77901, (361) 572-6500
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                (Address, including zip code, and telephone number,
         including area code, of Registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
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              (Title of each class of securities covered by this Form)

                                   Not Applicable
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      (x)           Rule 12h-3(b)(1)(i)                ( )
Rule 12g-4(a)(1)(ii)     ( )           Rule 12h-3(b)(1)(ii)               ( )
Rule 12g-4(a)(2)(i)      ( )           Rule 12h-3(b)(2)(i)                ( )
Rule 12g-4(a)(2)(ii)     ( )           Rule 12h-3(b)(2)(ii)               ( )
                                       Rule 15d-6                         ( )

Approximate number of holders of record as of the certification or notice date:  88

    Pursuant to the requirements of the Securities Exchange Act of 1934, FVNB Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 13, 2001                 By: /s/ DAVID M. GADDIS
                                          --------------------------------------
                                          David M. Gaddis
                                          President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be naturally signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.